Exhibit 99.1

www.hearstargyle.com NEWS

Contact:	Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS

NEW YORK, N.Y., July 28, 2005 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced second-quarter earnings of $0.68 compared to $0.37 per diluted share in the second quarter of 2004 and $0.29 in the second quarter of 2003.  Reported earnings in the second quarter of 2005 were favorably impacted by two tax matters: a $31.9 million benefit recorded upon settlement of certain tax-return examinations; and a $5.5 million deferred tax benefit recorded upon a tax law change in Ohio, where the Company owns and operates a television station.

Excluding the benefit derived from these tax matters, the estimated tax expense would have been approximately $18 million, and diluted EPS would have been approximately $0.30.

Results for the Quarter

For the quarter ended June 30, 2005, total revenue was $188.5 million compared to $198.0 million and $179.6 million in the second quarters of 2004 and 2003, respectively.  Total revenue included approximately $2.3 million of net political advertising compared to $12.0 million and $2.7 million in the second quarters of 2004 and 2003, respectively.

The $9.5 million decrease in total revenue in the quarter was attributable to a $9.7 million decrease in net political ad revenue and a $2.6 million decrease in network compensation, partially offset by the addition of revenue from WMTW-TV, which the Company acquired in July 2004; retransmission revenue; and growth in six of the Company’s 10 largest advertising categories.

Adjusted EBITDA, a non-GAAP financial measure, was $77.0 million compared to $89.8 million and $77.9 million in the second quarters of 2004 and 2003, respectively.  Income applicable to common stockholders was $65.6 million compared to $35.7 million and $27.0 million in the second quarters of 2004 and 2003, respectively.

-more-

Results for the Six Months

For the six months ended June 30, 2005, diluted EPS of $0.83 compares to $0.57 and $0.40 for the six-month periods in 2004 and 2003, respectively.

Total revenue for the six months was $350.7 million compared to $364.8 million and $328.9 million in the comparable periods of 2004 and 2003, respectively.  Total revenue included approximately $3.1 million of net political advertising compared to $22.1 million and $3.3 million in the comparable periods of 2004 and 2003, respectively.

The $14.1 million decrease in total revenue for the six months was attributable to a $19.0 million decrease in net political revenue and a $4.8 million decrease in network compensation, partially offset by an increase in ad revenue from key categories as well as the addition of revenue from WMTW-TV, and retransmission revenue.

Adjusted EBITDA, a non-GAAP financial measure, was $129.4 million compared to $151.2 million and $126.3 million in the comparable periods of 2004 and 2003, respectively.  Income applicable to common stockholders was $78.7 million, compared to $53.4 million and $36.7 million in the comparable periods of 2004 and 2003, respectively.

“As expected, the combination of a relative absence of political spending in Q2, and a decrease in network compensation, contributed to a revenue decrease during the period,” said David J. Barrett, president and chief executive officer.  “While we did achieve revenue growth in some of our ad categories, it was not enough to offset these declines.   Six of our 10 largest categories, including corporate packaged goods, furniture/housewares, pharmaceuticals, financial services, fast foods and retail, had gains that were partially offset by a modest decline in auto, and larger declines in telcos, movies and political during the quarter.  On a year-to-date basis, however, automotive spending on Hearst-Argyle stations increased 1.1%.

“Our stations continue to be very well-positioned with generally leading ratings in key newscast time periods and syndicated-program dayparts, and we expect to benefit from ABC’s improved Prime-time performance when the new season begins in mid-September,” Barrett added.  “This will be offset to some degree by NBC’s weakened position in Prime Time.  We continue to develop new, non-traditional revenue at all our stations, emphasizing the importance of the local business component.  And we are poised to capture the significant sales opportunities that await us in 2006.

“As always,” Barrett noted, “our station operators are being very disciplined about cost management, and the Hearst-Argyle business model continues to generate impressively strong cash flow and earnings.”

Harry T. Hawks, executive vice president and chief financial officer, said, “The underlying financial strength of the Company remains quite strong, as demonstrated by our healthy annual free cash flow, our significant cash balances and our low leverage.   These attributes continue to provide us a better-than-average level of financial flexibility and allow us continued ability to invest in our Company and to return capital to shareholders.  For example, this quarter alone we have:

•                  Funded $8.7 million of capital expenditures;

•                  Repurchased 180,050 shares of common stock for about $4.5 million, bringing our total of shares repurchased this year to 337,709 shares, or approximately $8.4 million;

•                  Paid $6.5 million of dividends on our common stock;

•                  Paid $2.4 million in dividends on the convertible preferred securities issued by our subsidiary Trust; and

•                  Added $4.2 million to our already significant cash balances, bringing the June 30 total to $103.2 million.”

During the quarter, The Hearst Corporation purchased 674,033 shares of Hearst-Argyle Series A Common Stock for approximately $16.9 million, and for the six months approximately 1.2 million shares for approximately $30.2 million. As of June 30, 2005, The Hearst Corporation owned approximately 69% of Hearst-Argyle’s total shares outstanding.

Management’s Outlook and Discussion of Selected Items

Revenue in the third quarter of 2005, when compared with the third quarter of 2004, will reflect the normal cyclical absence of political and Olympics revenues that contributed $22.1 million and $19.0 million, respectively, to the results reported in third-quarter 2004.  In addition, network compensation is projected to decrease an estimated $3.0 million in the quarter compared to last year’s third quarter.  “While we expect to replace a portion of these revenues,” Hawks said, “we will not replace all.

“Therefore, based upon the best information available today, we expect third-quarter reported revenue to be in the range of $163 million to $172 million, which represents the low-to-mid point of the range of analysts’ estimates,” Hawks added.  “We anticipate third-quarter 2005 EPS in the range of $0.15 to $0.18.”

To provide additional basis for understanding of the recurring cyclical pattern of revenue, the following table reflects quarterly and annual GAAP net political and Olympics-related revenue earned by the Company during 2002, 2003, 2004 and for the first half of 2005:

(GAAP; $ in millions)

Political

	2005	2004	2003	2002

1Q	$0.7	$10.1	$0.6	$4.8
2Q	$2.3	$12.0	$2.7	$8.1
3Q	TBD	$22.1	$5.5	$21.3
4Q	TBD	$42.5	$9.3	$39.1
Annual	TBD	$86.7	$18.1	$73.3

(GAAP; $ in millions)

Olympics

	2005	(3Q) 2004	2003	(1Q) 2002

Annual	$0	$19.0	$0	$15.1

“Looking ahead to 2006,” Barrett said, “we anticipate stronger ad spending when, in the first quarter, the Super Bowl will air on our 13 ABC stations, and the winter Olympics on our 10 NBC stations.  During 2006, we also expect to again benefit from significant political ad-spending, with 15 Senate races and 18 gubernatorial races to be contested in states and markets where we own and operate leading TV stations.”

The Company also discussed selected items and updated its expense guidance for the year:

Salaries, benefits and other operating costs (“SB&O”) were $90.7 million for the second quarter of 2005 compared to $87.2 million in second-quarter 2004.  Of the $3.5 million increase, $2.1 million were costs at WMTW-TV, which was acquired in July 2004, and $0.9 million was additional payroll expense.  For full-year 2005, SB&O expenses are expected to increase to approximately $364 million, or approximately 2% vs. 2004; the previous projection was for 2.5% growth.

Amortization of program rights increased 2% to $15.2 million for the quarter.  In 2005, program amortization is expected to be approximately $61 million, compared to $63.8 million in 2004.

Depreciation and amortization (“D&A”) expense was $13.3 million for the quarter compared to $12.4 million in the second-quarter 2004.  For 2005, depreciation and amortization guidance is for approximately $52 million, a slight increase from prior guidance.

Corporate, general and administrative expenses (“G&A”) were $5.6 million in the quarter, an 8% decrease from $6.1 million in the 2004 second quarter.  Full-year G&A expenses are estimated to be approximately $24 million.

The effective tax rate is expected to be 39% for the remaining quarters of 2005.

Capital expenditures were $8.7 million in the quarter, and $16.8 million for the six months, and are expected to be approximately $40 million in 2005. The Company has substantially completed its DTV conversion in accordance with FCC requirements.

Common Stock Dividends:   On July 15, 2005, the Company paid approximately $6.5 million, or $0.07 per share, to holders of the Company’s common stock.

Cash and Total Leverage: At June 30, 2005, the Company had $103.2 million of cash on hand and total long-term debt of $882.2 million.  The Company’s ratio of long-term debt to adjusted EBITDA was 2.8X.

Interest Expense, net, decreased to $15.8 million from $16.0 million in second-quarter 2004, and is projected to be approximately $63.0 million for the year, a further decrease from prior guidance, compared to $63.7 million in 2004.

Interest expense, net – Capital Trust was $2.4 million vs. $3.8 million in last year’s second quarter, reflecting the redemption of the Series A debentures associated with the Company’s convertible trust preferred securities on December 31, 2004. The full-year guidance is unchanged at a projected $9.8 million.

Non-GAAP Measures

For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this news release and accompanying condensed consolidated statements of income, please see the accompanying Supplemental Disclosures table.  An updated Supplemental Disclosures reconciliation table will also be posted quarterly to our Web site, in the Corporate Information section under “GAAP reconciliations.”

Second-Quarter Conference Call

Hearst-Argyle will host a conference call at 9:30 a.m., New York City time, today.  Senior management will discuss the financial results and respond to questions.  A live audio webcast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com.  A recording of the webcast will subsequently be archived on the site.   The conference call number is (800) 857-9600 for domestic calls and (773) 756-4629 for international calls; the conference can be accessed with the identification “Hearst-Argyle.”  A replay of the call will be available through August 4 at (800) 964-4511 or (402) 998-1034  (international).  No pass code is necessary for the replay.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 25 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of the largest U.S. television station groups.  The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner.  Hearst-Argyle also owns 12 ABC-affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station.

Hearst-Argyle’s stations are recognized news leaders.   The station group has been honored with three consecutive Walter Cronkite Awards, presented by the University of Southern California’s Annenberg School for Communication, for excellence in television political journalism, and is the only group to have received the award since its inception.  Hearst-Argyle stations also are the recipients of many of television’s other highest awards for excellence in journalism, programming and community service, including the Peabody, the du Pont-Columbia Journalism Award, the Sigma Delta Chi Award, the Gabriel, the Ad Council Silver Bell, the National Headliner Award, the Edward R. Murrow Award and the Emmy.

Hearst-Argyle also is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems, and in the application of digital broadcast spectrum for new local informational services through its Weather Plus partnership with NBC and various NBC affiliate groups.

Hearst-Argyle is majority owned by The Hearst Corporation.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook.  The company’s Web address is www.hearstargyle.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We based these forward-looking statements on our current expectations and projections about future events.  These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “likely”, “plan”, “believe”, “expect”, “intend”, “project” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, operating expenses, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Our ability to service and refinance our outstanding debt; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST-ARGYLE TELEVISION, INC.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,
	2005 (1)	2004 (1)	2003 (1)
	(In thousands, except per share data)

Total revenue (2)	$188,453	$197,958	$179,605

Station operating expenses:
Salaries, benefits and other operating costs	90,659	87,210	81,028
Amortization of program rights	15,160	14,818	15,830
Depreciation and amortization (3)	13,294	12,356	13,136
Corporate, general and administrative expenses	5,640	6,113	4,884
Operating income	63,700	77,461	64,727

Interest expense, net	15,762	16,005	17,351
Interest expense, net - Capital Trust (4)	2,438	3,750	3,750
Equity in income of affiliates, net (5)	710	463	370

Income before income taxes	46,210	58,169	43,996

Income taxes	(19,404)	22,162	16,718
Net income	65,614	36,007	27,278

Less preferred stock dividends	—	272	297
Income applicable to common stockholders	$65,614	$35,735	$26,981

Income per common share, basic	$0.71	$0.38	$0.29
Number of common shares used in the calculation	92,810	93,087	92,554

Income per common share, diluted	$0.68	$0.37	$0.29
Number of common shares used in the calculation (6)	98,334	101,601	92,963

Dividends per common share declared	$0.07	$0.06	$—

Supplemental Financial Data:
Net cash provided by operating activities	$20,117	$34,806	$27,764
Program payments	$15,693	$15,066	$15,523
Capital expenditures	$8,722	$10,437	$8,498
Cash paid for income taxes, net of refunds (7)	$11,225	$3,517	$1,636
Cash	$103,247	$138,067	$7,071
Debt, net of cash	$778,993	$744,420	$918,595
Note payable to Capital Trust (4)	$134,021	$206,186	$206,186
Common shares outstanding, net of treasury shares	92,818	93,162	92,590

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA	$76,994	$89,817	$77,863
Free cash flow	$11,395	$24,369	$19,266

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

HEARST-ARGYLE TELEVISION, INC.

Consolidated Statements of Income

(Unaudited)

	Six Months Ended June 30,
	2005 (1)	2004 (1)	2003 (1)
	(In thousands, except per share data)

Total revenue (2)	$350,732	$364,822	$328,881

Station operating expenses:
Salaries, benefits and other operating costs	179,283	171,804	160,861
Amortization of program rights	30,493	30,129	31,922
Depreciation and amortization (3)	26,432	24,851	24,096
Corporate, general and administrative expenses	11,556	11,702	9,758
Operating income	102,968	126,336	102,244

Interest expense, net	31,463	32,421	34,760
Interest expense, net - Capital Trust (4)	4,875	7,500	7,500
Equity in income of affiliates, net (5)	1,017	662	234

Income before income taxes	67,647	87,077	60,218

Income taxes	(11,044)	33,176	22,883
Net income	78,691	53,901	37,335

Less preferred stock dividends	2	544	615
Income applicable to common stockholders	$78,689	$53,357	$36,720

Income per common share, basic	$0.85	$0.57	$0.40
Number of common shares used in the calculation	92,830	92,995	92,495

Income per common share, diluted	$0.83	$0.57	$0.40
Number of common shares used in the calculation (6)	98,391	93,641	92,856

Dividends per common share declared	$0.14	$0.12	$—

Supplemental Financial Data:
Net cash provided by operating activities	$54,870	$89,059	$63,202
Program payments	$31,746	$30,386	$31,161
Capital expenditures	$16,793	$16,967	$14,603
Cash paid for income taxes, net of refunds (7)	$27,887	$18,481	$11,971
Cash	$103,247	$138,067	$7,071
Debt, net of cash	$778,993	$744,420	$918,595
Note payable to Capital Trust (4)	$134,021	$206,186	$206,186
Common shares outstanding, net of treasury shares	92,818	93,162	92,590

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA	$129,400	$151,187	$126,340
Free cash flow	$38,077	$72,092	$48,599

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

Notes to Consolidated Statements of Income

(1)  Includes (i) the results of the Company’s 24 (which excludes WMTW-TV) television stations which were owned for the entire period presented; (ii) the results of operations of WMTW-TV, which was acquired on July 1, 2004, for all periods presented that ended after the acquisition date, mainly the three and six months ended June 30, 2005; and (iii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2) Total revenue is presented net of agency commission expense.  Also, political revenue which is referenced in the body of the earnings announcement is shown net of agency commissions.

(3) Depreciation and amortization expense for the three and six months ended June 30, 2005 and 2004 included approximately $0.9 million and $1.8 million, respectively, of amortization of a separately identified intangible asset, advertiser client base. In December 2003, the Company reconsidered a reclassification it had made in December 2001 related to this separately identified intangible asset.  In December 2003, the Company determined the advertiser client base should continue to be separately identified from goodwill and, as an intangible asset with a finite useful life under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, be amortized over its estimated useful life. Accordingly, the Company recorded a catch-up to amortization expense on the advertiser client base of $7.1 million in the fourth quarter of 2003.

(4)  In December 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”).  The adoption of FIN 46(R) required the Company to de-consolidate its wholly-owned trust subsidiary, the Hearst-Argyle Capital Trust (hereafter the “Capital Trust”).  In order to present the Capital Trust as an unconsolidated subsidiary, the Company adjusted the presentation in its consolidated balance sheets as follows, for all periods presented: (i) reclassified the amount of $200.0 million, which was previously classified as “Company obligated redeemable convertible preferred securities of subsidiary trust holding solely parent company debentures” to “Note payable to Capital Trust”;  (ii) presented an investment in the Capital Trust of $6.2 million, which is included under “Investments”; and (iii) presented a long-term note payable to the Capital Trust of $6.2 million, which is included under “Note payable to Capital Trust,” bringing the total “Note payable to Capital Trust” to $206.2 million.  In addition, the Company adjusted the presentation in its consolidated income statements in all periods presented to reclassify the amounts previously presented as “Dividends on redeemable convertible preferred securities” to “Interest expense, net – Capital Trust.”  These changes, required under FIN 46(R), represent financial statement presentation only and are not a result of any changes to the legal, financial, or operating structure of the Capital Trust.  On December 31, 2004, the Company redeemed a portion of the debentures which reduces Interest Expense, net – Capital Trust for all subsequent quarters by $1.3 million.

(5)  Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. and (ii) NBC/Hearst-Argyle Syndication, LLC.

(6)  For the three and six months ended June 30, 2005, 5,127,882 shares of Series A Common Stock to be issued upon the conversion of Series B Redeemable Convertible Preferred Securities related to our Capital trust are included in the number of common shares used in the calculation of diluted EPS.  For the three months ended June 30, 2004, 7,935,068 shares of Series A common stock to be issued upon the conversion of Series A and B Redeemable Convertible Preferred Securities related to the Capital Trust, are included in the number of common shares used in the calculation of diluted EPS.  For the six months ended June 30, 2004, these shares are excluded from the number of common shares used in the calculation of diluted EPS because to include them would be antidilutive.  On December 31, 2004, we redeemed all of our outstanding Series A Debentures and the Capital Trust concurrently redeemed all outstanding Series A Redeemable Convertible Preferred Securities.

(7)  Cash paid for income taxes is presented net of tax refunds received by the Company.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense, net; interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•                  Interest expense, net, and Interest expense, net – Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income taxes.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Equity in (income) or loss of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other income and expense, and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	2003	2005	2004	2003
	(In thousands) (Unaudited)			(In thousands) (Unaudited)

Net income	$65,614	$36,007	$27,278	$78,691	$53,901	$37,335
Add: Income taxes	(19,404)	22,162	16,718	(11,044)	33,176	22,883
Add: Equity in (income) or loss of affiliates, net	(710)	(463)	(370)	(1,017)	(662)	(234)
Add: Interest expense, net - Capital Trust	2,438	3,750	3,750	4,875	7,500	7,500
Add: Interest expense, net	15,762	16,005	17,351	31,463	32,421	34,760
Operating income	63,700	77,461	64,727	102,968	126,336	102,244
Add: Depreciation and amortization	13,294	12,356	13,136	26,432	24,851	24,096
Adjusted EBITDA	$76,994	$89,817	$77,863	$129,400	$151,187	$126,340

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	2003	2005	2004	2003
	(In thousands) (Unaudited)			(In thousands) (Unaudited)

Net cash flow provided by operating activities	$20,117	$34,806	$27,764	$54,870	$89,059	$63,202
Less capital expenditures	8,722	10,437	8,498	16,793	16,967	14,603
Free cash flow	$11,395	$24,369	$19,266	$38,077	$72,092	$48,599